Exhibit 16.1

                       LETTERHEAD OF ERNST & YOUNG LLP



May 6, 1997





Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 6, 1997, of United Video Satellite Group, Inc. and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.






                                    Ernst & Young LLP







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